Exhibit 99.2

For further information contact: Joseph B. Zanco, President and CEO (337) 948-3033

Release Date:	October 12, 2021

CATALYST BANCORP, INC.

ANNOUNCES COMPLETION OF $52.9 MILLION INITIAL PUBLIC OFFERING AND

MUTUAL-TO-STOCK CONVERSION

Opelousas, Louisiana, October 12, 2021 – Catalyst Bancorp, Inc. (the “Company”), the holding company for St. Landry Homestead Federal Savings Bank (the “Bank”), announced today that it completed its initial public offering and the mutual-to-stock conversion of the Bank on October 12, 2021. The Company’s common stock is expected to begin trading on the Nasdaq Capital Market under the trading symbol “CLST” on October 13, 2021.

The Company sold a total of 5,290,000 shares of common stock at $10.00 per share in the subscription offering and community offering for gross offering proceeds of approximately $52,900,000, inclusive of shares sold to its employee stock ownership plan.

“We are grateful for the trust our customers and investors have placed in us by investing in our IPO,” stated Joe Zanco, President and Chief Executive Officer. “The additional capital we raised will help us continue building a dynamic, full-service community bank focused on partnering with businesses and professionals across the region to help them grow and add jobs.”

“We are fully committed to serving as a catalyst for building our local economy,” added Zanco. “Our bankers don’t just deliver great rates, they’re partnering with our customers to help them improve their businesses.”

Piper Sandler & Co. served as the Company’s selling agent in the offering. Silver, Freedman, Taff & Tiernan LLP is serving as legal counsel to the Company and the Bank. Luse Gorman, PC served as legal counsel to Piper Sandler & Co.

St. Landry Homestead Federal Savings Bank

St. Landry Homestead Federal Savings Bank is headquartered in Opelousas, Louisiana. At June 30, 2021, the Bank had total assets of $238.6 million, deposit accounts of $177.9 million and equity of $50.7 million.

Forward Looking Statements

This press release contains certain forward-looking statements about the conversion and the offering. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, the effects of the COVID-19 pandemic, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Catalyst Bancorp, Inc. and St. Landry Homestead Federal Savings Bank, changes in the securities markets, and other risks described in the Company’s filings with the U.S. Securities and Exchange Commission, which are available at the SEC’s website, www.SEC.gov. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.